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                          Business Consulting Agreement


AGREEMENT, made and entered into February 21, 2002 by and between Edward T. Whelan and Edward Meyer, Jr., Individually, of Xcel Associates, Inc. a New Jersey Corporation, with offices located at 224 Middle Road, 2nd floor, Hazlet, New Jersey 07730 and 2180 Executive Circle, Colorado Springs, CO 80906 ("Whelan and Meyer")") and RRUN Ventures Network, Inc., a publicly traded Nevada
Corporation with offices located at 62 W. 8th Avenue, Vancouver, British Columbia, Canada V5Y 1M7 ("RRUN").



                                   WITNESSETH:
                                   -----------


     WHEREAS, Whelan and Meyer provides consultation and advisory services relating to business management and marketing; and

     WHEREAS, RRUN desires to utilize Whelan and Meyer services in connection with its operations.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Whelan and Meyer and RRUN hereby agree as follows:

1.     Consulting  Services.  Effective  as of February 21, 2002, by and subject
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to  the  terms  and  conditions herein contained, Whelan and Meyer shall provide business management, marketing consultation and advisory services to RRUN. Such services shall include (a) the preparation, implementation and monitoring of business and marketing plans, (b) advice concerning production layout and planning and internal controls and (c) such other managerial assistance as Whelan and Meyer shall deem necessary or appropriate for RRUN's business.

2.     Payment.  In  consideration  for  the  services of Whelan and Meyer to be
       --------
provided hereunder shall be 500,000 freely tradable RRUN shares. The shares are to be issued 5 certificates each for 50,000 shares in the name of Edward Meyer, Jr. SS# ###-##-#### and 5 certificates each for 50,000 shares in the name of Edward T. Whelan, SS# ###-##-####. Please have all the certificates delivered to 224 Middle Road, Hazlet, New Jersey 07730. In addition during the term of this agreement RRUN shall grant both Whelan and Meyer the option to purchase 500,000 freely tradable shares of RRUN shares at a price of $0.20.

3.     Expenses.  RRUN  shall  reimburse  Whelan  and Meyer for all pre-approved
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travel  and  other  expenses  incurred  by  it  in rendering services hereunder, including any expenses incurred by consultants when such consultants are temporarily located outside of the metropolitan New York, area for the purpose of rendering services to or for the benefit of RRUN pursuant to this Agreement. Whelan and Meyer shall provide receipts and vouchers to RRUN for all expenses for which reimbursement is claimed.

4.     Invoices.  All  pre-approved  invoices  for services provided to RRUN and
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expenses  incurred  by Whelan and Meyer in connection therewith shall be payable in full within ten (10) days of the date of such invoice. Payment of invoices shall be made by check made payable to the individual rendering the pre-approved service and mailed to 224 Middle Road, Hazlet NJ 07730 within the allotted ten
(10)  days.

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5.     Personnel.  Whelan  and  Meyer  shall be an independent contractor and no
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personnel  utilized by Whelan and Meyer in providing services hereunder shall be deemed an employee of RRUN. Moreover, neither Whelan nor Meyer nor any other such person shall be empowered hereunder to act on behalf of RRUN. Whelan and Meyer shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of RRUN, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local low now in force and effect or hereafter enacted.

6.     Term  and  Termination.  This  Agreement shall be effective from February
       -----------------------
21, 2002 and shall continue in effect for a period of 6 months thereafter. This Agreement may be renewed for a provisional six-month period thereafter, upon mutual agreement of the parties.

7.     Non-Assignablility.  The rights, obligations, and benefits established by
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this  Agreement  shall not be assignable by either party hereto.  This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

8.     Confidentiality.  Neither  Whelan  and  Meyer nor any of its consultants,
       ----------------
other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of RRUN with respect to RRUN's business or finances that was obtained in the course of performing services provided for herein.

9.     Limited  Liability.  Neither Whelan and Meyer nor any of its consultants,
       -------------------
other employees, officers or directors shall be liable for consequential or incidental damages of any kind to RRUN that may arise out of or in connection with any services performed by Whelan and Meyer hereunder.

10.     Governing  Law.  This  Agreement  shall  be governed by and construed in
        ---------------
accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

11.     Notice.  Notice  hereunder  shall  be  in writing and shall be deemed to
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have  been  given  at the time when deposited for mailing with the United States
Postal Service enclosed in a registered or certified post-paid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12.     No  other  Agreements.  This  Agreement  supersedes  all  prior
        ----------------------
understandings,  written  or  oral, and constitutes the entire Agreement between
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the  parties  hereto  with  respect  to  the  subject matter hereof.  No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.



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IN WITNESS WHEREOF, RRUN, Whelan and Meyer have dully executed this Agreement as of  the  day  and  year  first  above  written.


RRUN VENTURES NETWORK, INC.               CONSULTANTS


/s/ Ray Hawkins                          /s/ Edward T. Whelan
_______________________________          _______________________________
By: Ray Hawkins, President & CEO         By:  Edward  T.  Whelan


                                         /s/ Edward  Meyer,  Jr.
                                         _______________________________
                                         By:  Edward  Meyer,  Jr.